Calculation of Filing Fee Tables
F-1
Pyxis Tankers Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	7.00% Series B Cumulative Redeemable Perpetual Convertible Preferred Stock	Other	920,000	$ 25.00	$ 23,000,000.00	0.0001381	$ 3,176.30
Fees to be Paid	2	Equity	Underwriter's Warrants	Other	8,000		$ 0.00	0.0001381	$ 0.00
Fees to be Paid	3	Equity	7.00% Series B Cumulative Redeemable Perpetual Convertible Preferred Stock underlying the Underwriter's Warrants	Other	8,000	$ 25.00	$ 200,000.00	0.0001381	$ 27.62
Fees to be Paid	4	Equity	Common Stock, par value $0.001 per share, underlying 7.00% Series B Cumulative Redeemable Perpetual Convertible Preferred Stock and Underwriters' Warrants	Other	1,546,976	$ 15.00	$ 23,204,640.00	0.0001381	$ 3,204.56
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 46,404,640.00		$ 6,408.48
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 6,408.48
Offering Note
[1]	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the U.S. Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued or resold to prevent dilution as a result of stock splits, stock dividends, recapitalizations, combinations, or similar transactions. Includes 120,000 Series A Preferred Shares issuable as part of the underwriters' over-allotment option.

[2]	No fee required in accordance with Rule 457(i) under the Securities Act.

[3]	Represents Series B Cumulative Redeemable Perpetual Convertible Preferred Shares underlying warrants issuable to underwriter to purchase up to an aggregate of 1% of the Series B Cumulative Redeemable Perpetual Convertible Preferred Shares sold in the offering.

[4]	Calculated in accordance with Rule 457(g) of the Securities Act, based upon the initial exercise price of the Series B Cumulative Redeemable Perpetual Convertible Preferred Stock. Includes shares of Common Stock underlying (i) 120,000 Series A Preferred Shares issuable as part of the underwriters' over-allotment option and (ii) 9,200 Series A Preferred Shares issuable pursuant to the underwriters' warrants to purchase up to an aggregate of 1% of the Series B Cumulative Redeemable Perpetual Convertible Preferred Shares sold in the offering.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date